     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated May 28, 2020, accompanying the financial statements of Investment Grade Corporate Trust, 5-8 Year Series 24 (included in Invesco Unit Trusts, Taxable Income Series 590) as of January 31, 2020, and for the period from February 8, 2017 (date of deposit) through January 31, 2018 and for each of the two years in the period ended January 31, 2020, and the financial highlights for the period from February 8, 2017 (date of deposit) through January 31, 2018 and for each of the two years in the period ended January 31, 2020, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-210753) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
May 28, 2020